LETTER OF CREDIT

LETTER OF CREDIT ("LOC") dated the 27th day of March, 2012

BETWEEN:

THEMIS PARTNERS LTD., (hereinafter, the "SUBSCRIBER")

AND:

Potash America, Inc., a Nevada domestic corporation, 8th Floor, 200 South Virginia Street, Reno, NV, 89501 (hereinafter, the "COMPANY")

NOW THEREFORE THIS LOCWITNESSES that the parties hereto agree as follows:

ARTICLE 1 - INTERPRETATION

SECTION 1.1. DEFINITIONS. When used in this LOC (including the recitals and schedules hereto) or in any amendment hereto, the following terms shall, unless otherwise expressly provided, have the meanings assigned to them herein:

"BANKING DAY" shall mean any day other than a Saturday, Sunday, public holiday under the laws of the State of Nevada or other day on which banking institutions are authorized or obligated to close in Nevada.

"CHARTER DOCUMENTS" means contacting documents and by-laws, and all amendments thereto;

"CONSENT" means any permit, license, approval, consent, order, right, certificate, judgment, writ, injunction, award, determination, direction, decree, authorization, franchise, privilege, grant, waiver, exemption and other concession or by-law, rule or regulation;

"UNIT PRICE" means $0.80; and

"DOLLAR" or "$" means the currency of the United States of America.

ARTICLE 2 – LOAN AND CONVERSION

SECTION 2.1. AVAILABLE INVESTMENT.
The Subscriber shall make available to the Company in accordance with, and subject to the terms and conditions of, this LOC, until 27th March, 2013 (the "COMPLETION DATE"), up to $1,000,000 by way of Advances in accordance with this LOC. The Completion Date may be extended for an additional term of up to twelve months at the option of the Company or the Subscriber upon written notice on or before the Completion Date in accordance with the notice provisions in Section of this LOC.

SECTION 2.2. THE ADVANCES.
On the terms and conditions set forth herein the Subscriber, from time to time, on any Banking Day, prior to the Completion Date, agrees to make advances to the Company up to the maximum funding amount provided in Section 2.1 ("ADVANCES").

SECTION 2.3. PROCEDURE TO REQUEST ADVANCES.
Each Advance shall be made on or before five Banking Days following notice from the Company. Each such notice shall be given by a notice to the Subscriber in the form substantially the same as the form attached hereto in Schedule A (each a "NOTICE").

SECTION 2.4. INTEREST.
All funds outstanding under this LOC will bear annual interest of 5% until repaid or converted into Units (defined below). All accrued interest shall be payable in cash at the earlier of the conversion of outstanding amounts into Units or the Completion Date.

SECTION 2.5. CONVERSION
At any time the Company may require any and all funds outstanding under this LOC, except for accrued interest which is to be paid in cash, to be converted into Units of the Company at a price of $0.80 per Unit. Each Unit shall be comprised of one common share of the Company and a warrant to acquire another common share of the Company at $1.50 per share for a period of five years ("UNIT").

SECTION 2.6. USE OF PROCEEDS.
The Company shall use all Advances to fund operating expenses, acquisitions, working capital and general corporate activities.

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES

SECTION 3.1. REPRESENTATIONS AND WARRANTIES.
The Company represents and warrants to the Subscriber:

(a) Organization and Corporate Power. The Company has been duly incorporated and organized and is validly subsisting and in good standing under the laws of its jurisdiction and has full corporate right, power and authority to enter into and perform its obligations under the LOC to which it is or shall be a party and has full corporate right, power and authority to own and operate its properties and to carry on its business;

(b) Conflict with Other Instruments. The execution and delivery by the Company of the LOC and the performance by the Company of its obligations thereunder, do not and will not: (i) conflict with or result in a breach of any of the terms, conditions or provisions of: (A) the charter documents of the Company; (B) any law applicable to or binding on the Company; or (C) any contractual restriction binding on or affecting the Company or its properties the breach of which would have a material adverse effect on the Company; or (ii) result in, or require or permit: (A) the imposition of any lien on or with respect to the properties now owned or hereafter acquired by the Company; or (B) The acceleration of the maturity of any debt of the Company, under any contractual provision binding on or affecting the Company;

(c) Consents, Official Body Approvals. The execution and delivery of the LOC and the performance by the Company of its obligations thereunder have been duly authorized by all necessary action on the part of the Company, and no Consent under any applicable law and no registration, qualification, designation, declaration or filing with any official body having jurisdiction over the Company is or was necessary therefore. The Company possesses all Consents, in full force and effect, under any applicable Law which are necessary in connection with the operation of its business, the non-possession of which could reasonably be expected to have a material adverse effect on the Company;

(d) Execution of Binding Obligation. The LOC has been duly executed and delivered by the Company and, when duly executed by the Company and delivered for value, the LOC will constitute legal, valid and binding obligations of the Company, enforceable against the Company, in accordance with its terms;

(e) No Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Company, after due inquiry, threatened against or affecting the Company (nor, to the knowledge of the Company, after due inquiry, any basis therefor) before any official body having jurisdiction over the Company which purport to or do challenge the validity or propriety of the transactions contemplated by the Share Issuance the Company, which if adversely determined could reasonably be expected to have a material adverse effect on the Company;

(f) Absence of Changes. Since the date of the most recently delivered financial statements of the Company, the Company has carried on its business, operations and affairs only in the ordinary and normal course consistent with past practice.

ARTICLE 4 - COVENANTS OF THE COMPANY

SECTION 4.1. AFFIRMATIVE COVENANTS.
Until the Completion Date, the Company shall:

(a) COMPLIANCE WITH LAWS, ETC. Comply with all applicable laws, non-compliance with which could have a material adverse effect on the Company;

(b) PAYMENT OF TAXES AND CLAIMS. Pay and discharge before the same shall become delinquent: (i) all taxes and assessments; and (ii) all lawful claims which, if unpaid, might become a lien upon or in respect of the Company's assets or properties;

(c) MAINTAIN TITLE. Maintain and, as soon as reasonably practicable, defend and take, all action necessary or advisable at any time, and from time to time, to maintain, defend, exercise or renew its right, title and interest in and to all of its property and assets;

(d) PAY OBLIGATIONS TO SUBSCRIBER AND PERFORM OTHER COVENANTS. Make full and timely payment of its obligations hereunder and duly comply with the terms and covenants contained in this LOC, all at the times and places and in the manner set forth therein;

(e) FURTHER ASSURANCES. At its cost and expense, upon request by the Subscriber, duly execute and deliver, or cause to be duly executed and delivered, to the Subscriber, such further instruments and do and cause to be done such other acts as may be necessary or proper in the reasonable opinion of the Subscriber to carry out more effectually the provisions and purposes of this LOC.

ARTICLE 5 – PATRIOT ACT DISCLOSURE

NOTICE TO NON-UNITED STATES RESIDENTS:

IT IS THE RESPONSIBILITY OF ANY ENTITIES WISHING TO PURCHASE THE LOAN OR UNITS PURSUANT TO THIS LOC TO SATISFY THEMSELVES AS TO FULL OBSERVANCE OF THE LAWS OF ANY RELEVANT TERRITORY OUTSIDE THE UNITED STATES IN CONNECTION WITH ANY SUCH PURCHASE, INCLUDING OBTAINING ANY REQUIRED GOVERNMENTAL OR OTHER CONSENTS OR OBSERVING ANY OTHER APPLICABLE FORMALITIES.

PATRIOT ACT RIDER

THE SUBSCRIBER HEREBY REPRESENTS AND WARRANTS THAT THE SUBSCRIBER IS NOT, NOR IS IT ACTING AS AN AGENT, REPRESENTATIVE, INTERMEDIARY OR NOMINEE FOR, A PERSON IDENTIFIED ON THE LIST OF BLOCKED PERSONS MAINTAINED BY THE OFFICE OF FOREIGN ASSETS CONTROL, U.S. DEPARTMENT OF TREASURY. IN ADDITION, THE SUBSCRIBER HAS COMPLIED WITH ALL APPLICABLE U.S. LAWS, REGULATIONS, DIRECTIVES, AND EXECUTIVE ORDERS RELATING TO ANTI-MONEY LAUNDERING , INCLUDING BUT NOT LIMITED TO THE FOLLOWING LAWS: (1) THE UNITING AND STRENGTHENING AMERICA BY PROVIDING APPROPRIATE TOOLS REQUIRED TO INTERCEPT AND OBSTRUCT TERRORISM ACT OF 2001, PUBLIC LAW 107-56, AND (2) EXECUTIVE ORDER 13224 (BLOCKING PROPERTY AND PROHIBITING TRANSACTIONS WITH PERSONS WHO COMMIT, THREATEN TO COMMIT, OR SUPPORT TERRORISM) OF SEPTEMBER 23, 2001.

ARTICLE 6 - MISCELLANEOUS

SECTION 5.1. NOTICES, ETC.
Except as otherwise expressly provided herein, all notices, requests, demands, directions and communications by one party to the other shall be sent by hand delivery or registered mail or fax, and shall be effective when hand delivered or when delivered by the relevant postal service or when faxed and confirmed, as the case may be. All such notices shall be addressed to the President of the notified party at its address given on the signature page of this LOC, or in accordance with any unrevoked written direction from such party to the other party.

SECTION 5.2. NO WAIVER; REMEDIES.
No failure on the part of the Subscriber or the Company to exercise, and no delay in exercising, any right under this LOC shall operate as a waiver thereof. The remedies herein provided are cumulative and not exclusive of any remedies provided by Law.

SECTION 5.3. JURISDICTION.
(1) Each of the parties hereby irrevocably attorns to the non-exclusive jurisdiction of the Courts of the State of Nevada in any action or proceeding arising out of or relating to this LOC. The Company agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law; and (2) nothing in this Section 6.3 shall affect the right of the Subscriber to serve legal process in any other manner permitted by Law or affect the right of the Subscriber to bring any action or proceeding against the Company or its property in the courts of other jurisdictions.

SECTION 5.4. SUCCESSORS AND ASSIGNS.
The Company shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Subscriber, which consent may be arbitrarily withheld.

SECTION 5.5. SEVERABILITY.
If one or more provisions of this LOC be or become invalid, or unenforceable in whole or in part in any jurisdiction, the validity of the remaining provisions of this LOC shall not be affected. The parties hereto undertake to replace any such invalid provision without delay with a valid provision which as nearly as possible duplicates the economic intent of the invalid provision.

SECTION 5.6. COUNTERPARTS.
This LOC may be executed in counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

SECTION 5.7. SYNDICATION/PARTICIPATION.
The Subscriber may not sell, transfer, assign, participate, syndicate or negotiate to one or more third parties, in whole or in part, the Commitment and its rights under this LOC, without the prior written consent of the Company, which consent may not be arbitrarily withheld.

IN WITNESS WHEREOF the parties hereto have caused this LOC to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THEMIS PARTNERS LTD.	POTASH AMERICA, INC.
By: ------------------------------	By: /s/ Barry Wattenberg ------------------------------
Sir Sami Vaskola	Barry Wattenberg

SCHEDULE A

NOTICE

To: THEMIS PARTNERS LTD. (the "Subscriber")

The undersigned, Potash America, Inc. (the "Company") hereby requests an advance of $______600,000________ , in accordance with the terms and conditions set forth in the LOC dated 27th March, 2012, between the Subscriber and the Company and as of the Date of Notice written below.

DATE OF NOTICE: -------------- 27 MARCH 2012 ---------------

Remaining amount to be advanced under the Share Issuance: ----------- $400,000 ------------------

Potash America, Inc.

Per: /s/ Barry Wattenberg

Authorized Signatory

The Subscriber hereby acknowledges receipt of this Notice and agrees with the amounts set out above as of this Notice.

____

Per:

Authorized Signatory